                                                                   EXHIBIT 4.41

DATED                                                             24 August 2000
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                                 SURESH MIRPURI

                                    - and -

                               TRINTECH GROUP PLC






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                          SALE AND PURCHASE AGREEMENT
                                  relating to
                          the issued share capital of
                                 CHECKLINE PLC

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                            TAYLOR JOYNSON GARRETT
                                   Carmelite
                            50 Victoria Embankment
                                  Blackfriars
                                London EC4Y 0DX

                            Tel No:  020-7300 7000
                            Fax No:  020-7300 7100
                                DX:  41 London
                                Telex:  268014
                                 Ref:  SXW/MXR

                                     Index
Clause No.                                                               Page No

1.   Definitions and Interpretation..........................................  1

2.   Sale and Purchase.......................................................  8

3.   Consideration...........................................................  8

4.   Warranties and indemnity................................................  9

5.   Limitations............................................................. 11

6.   Completion.............................................................. 11

7.   Post-Completion......................................................... 13

8.   Restrictions............................................................ 15

9.   Confidentiality......................................................... 17

10.  Competition Act 1998.................................................... 18

11.  Notices................................................................. 18

12.  Miscellaneous........................................................... 19

13.  Law and Jurisdiction.................................................... 20


Schedules

1.   Shareholders

2.   The Company

3.   Company IPR

4.   Properties

5.   Warranties

6.   Restrictive Covenants

7.   Earnout Consideration

8.   Options

9.   Vendor Protection Provisions

* Certain schedules to the Sale and Purchase Agreement by and between Suresh Mirpuri and Trintech Group PLC, dated August 24, 2000 are not being filed herewith pursuant to Item 601(b)(2) of Regulation S-K. We undertake to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

THIS AGREEMENT is made the ____________ day of _______________________ 2000

BETWEEN

(1)  SURESH MIRPURI of 280 Chase Side Southgate London N14 4PR (the "Vendor");
     and

(2) TRINTECH GROUP PLC whose registered office is at South County Business Park, Leopardstown, Dublin 18 (the "Purchaser").

INTRODUCTION

Subject to the terms and conditions of this agreement the Vendor has agreed to sell and the Purchaser has agreed to purchase all of the issued share capital of the Company.

AGREED TERMS
1.   Definitions and Interpretation

     1.1  In this agreement:

          "accounting period" means an accounting period determined in accordance with section 12 of ICTA;

          "Accounting Requirements" means the accounting requirements of the Companies Act, SSAPs, FRSs, abstracts of the Urgent Issues Task Force, any other requirement of a United Kingdom accounting body having mandatory effect, and other generally accepted accounting principles and practices in the United Kingdom;

          "Accounts" means the accounts of the Company (initialled by the parties for the purposes of identification only) for the financial year ended on the Accounts Date including the directors' report, the balance sheet as at the Accounts Date, the profit and loss account for such period and the notes to them;

          "Accounts Date" means 31 March 2000;

          "Affiliate" means, in respect of any person:

          (a) any person connected with such person (and "connected with" bears the meaning set out in section 839 of ICTA); and/or

          (b) any company under the control of such person (and "control" bears the meaning set out in section 840 of ICTA); and/or

          (c) any associated company of such person (and "associated company" bears the meaning set out in section 416 of ICTA);

          "Business Day" means any day other than a Saturday, Sunday or any day which is a public holiday in the Republic of Ireland, United Kingdom and the United States of America;

          "Business Hours" means the hours of 09.00 to 17.30 on a Business Day in the place to which any notice or other written communication is sent pursuant to this agreement;

          "Business Plan" means the business plan prepared by the Company and annexed to this Agreement;

          "CAA" means the Capital Allowances Act 1990;

          "Companies Act" means the Companies Act 1985;

          "Company" means Checkline PLC details of which are set out in schedule 2;

          "Company IPR" means:

          (a) the registered trademarks, service marks and applications therefor and all other business names, brand names, trade marks (whether in fancy script or otherwise), devices, logos, get up and signs (and whether or not registered or applied for) owned by the Company together with all goodwill associated with or symbolised by any of the foregoing;

          (b) all confidential technical, commercial and other proprietary information and techniques owned or used by the Company in the course of its business including (without prejudice to the generality of the foregoing) know-how of any nature, drawings, formulae, processes, specifications, trade secrets, test reports, operating and testing procedures, practices, instruction manuals, tables of operating conditions, lists and particulars of customers and suppliers, marketing methods, pricing, credit and payment policies, profit margins, discounts and rebates other than in respect of any of the foregoing that are at the relevant time in the public domain ("the Company Confidential Information");

          (c) all copyright, database rights, moral rights or rights in the nature of copyright in relation to or comprised in the Products;

          (d) all Intellectual Property currently or previously owned by or licensed to the Company;

          "Completion" means completion of the sale and purchase of the Sale Shares in accordance with the parties' respective obligations under clause 6;

          "Completion Date" means the date of Completion as set out in clause
6.1;

          "Computer System" means the computer systems, including all its equipment, hardware, firmware, software and accessories used in the business of the Company;

          "Consideration Shares" means such number of ordinary shares in the Purchaser as is equal to US $29,000,000 divided by twice the average Nasdaq closing price of the Purchaser's ADSs over the ten (10) trading days prior to Completion;

          "Costs" means liabilities, losses, damages, awards, together with reasonably incurred costs (including reasonably incurred legal costs on an indemnity basis), claims and expenses in each case of any nature whatsoever;

          "Customer" means any customer or client of the Company in connection with the Restricted Business with whom the Company has traded during the 12 month period immediately prior to Completion;

          "Deferred Ordinary Shares" means the issued deferred ordinary shares of 10 pence each as referred to in schedule 1 in the capital of Company;

          "Disclosed" means accurately disclosed to the Purchaser in the Disclosure Letter with sufficient clarity and detail to enable the Purchaser to assess the financial and commercial impact on the Company and the Purchaser of the matter disclosed;

          "Disclosure Letter" means the letter of even date with this agreement from the Vendor to the Purchaser executed and delivered immediately before the signing of this agreement;

          "Disclosed Schemes" means the Pensions Scheme and the personal pension scheme established by certain of the employees of the Company and to which the Company contributes;

          "Earnout Consideration" means the sum to be calculated and paid in accordance with schedule 7;

          "Encumbrance" means any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other third party right or encumbrance of any nature whatsoever (whether or not perfected);

          "Escrow Account" means the escrow account established and regulated pursuant to the Escrow Agreement;

          "Escrow Agent" means the agent appointed pursuant to the Escrow Agreement;

          "Escrow Agreement" means the escrow agreement in the agreed form;

          "Financial Year" shall be construed in accordance with section 223 of the Companies Act;

          "FRSs" means the financial reporting standards established by the Accounting Standards Board Limited;

          "ICTA" means the Income and Corporation Taxes Act 1988;

          "IHTA" means the Inheritance Tax Act 1984;

          "Indebtedness" means all indebtedness whatsoever owing by the Company other than:

          (a) normal trading debts to suppliers;

          (b) finance lease indebtedness; and

          (c)  any liability to Taxation;

          "Initial Consideration" has the meaning ascribed to it in clause 3.2;

          "Intellectual Property" means all patents, registered designs, know-how, rights in trade secrets and confidential information; registered or unregistered trademarks, service marks and applications therefor and all other business names, brand names, devices, logos, get up and signs (and whether or not registered or applied for) with all the goodwill associated with or symbolised by any of the foregoing; all other inventions (whether or not capable of protection by patent or other form of registration); all copyright, rights in the nature of copyright, sui generis rights, design rights, semi-conductor topography rights, moral rights, database rights and all other like rights in all parts of the world whether present or vested future or contingent in any software, object code, source code, database (including extraction rights), interface, text, drawing, design, artwork, sound recording, film, video, photograph, mould, three dimensional artistic work or any other material; all other intellectual property rights throughout the world for the full term of the rights concerned and including: all registrations and pending registrations relating to any such rights and the benefit of any pending applications for any such registrations; all reversions, extensions and renewals of such rights; and all accrued rights of action in relation to such rights (including the right to sue for and recover damages for past infringements);

          "Licences" means the licences, agreements, contracts, permissions, undertakings and understandings listed in part A of schedule 3 being legal arrangements pursuant to which the Company is entitled to utilise any Intellectual Property owned by any third party in the development of Products;

          "Licensed Software" means that Software which is used by the Company pursuant to the Licences;

          "Licensors" means the licensors under the Licences;

          "Loan Notes" means the loan notes in the agreed form to be issued by the Purchaser in favour of the Vendor at the date of payment of any Earnout Consideration;

          "Management Accounts" means the management accounts of the Company comprising the balance sheet as at the Management Accounts Date and the profit and loss account for the months commencing on the day immediately following the Accounts Date and ending on the Management Accounts Date;

          "Management Accounts Date" means 31 July 2000;

          "Pension Scheme" means the Checkline Business Machines Limited Retirement and Death Benefits Scheme insured with Friends Provident Life Office and established by a Declaration of Trust dated 19 July 1991;

          "Products" means all products offered for sale or licensed to third parties at any time by or on behalf of the Company;

          "Property" means the property short particulars of which are set out in schedule 4;

          "Purchaser's Accountants" means Ernst & Young of Ernst & Young Building, Harcourt Centre, Harcourt Street, Dublin, Eire;

          "Purchaser's ADSs" means the American depositary shares of the Purchaser as traded on the Nasdaq National Market from time to time;

          "Purchaser's Group" means the Purchaser and any other company which is a subsidiary or holding company of the Purchaser (as defined by Section 736 of the Companies Act);

          "Purchaser's Solicitors" means Taylor Joynson Garrett of Carmelite, 50 Victoria Embankment, Blackfriars, London EC4Y 0DX;

          "Restricted Area" means the United Kingdom, Germany and the United States of America;

          "Restricted Business" means the business of electronic payment solutions;

          "Sale Shares" means the issued Deferred Ordinary Shares and the Share Warrants in the Company;

          "Securities Act" means the United States Securities Act of 1933, as amended;

          "Share Warrants" means the issued share warrants of US $1 each in the capital of the Company as referred to in schedule 1;

          "Software" means all computer programs and all related object code and source code and database used by the Company in connection within its business and/or Products;

          "SSAPs" means the statements of standard accounting practice adopted by the Accounting Standards Board Limited;

          "Supplier" means any supplier (other than utilities in respect of the supply of services in the ordinary and normal course of their business to their general body of customers) or sub-contractor of the Company in connection with the Restricted Business with whom the Company has traded during the 12 months immediately prior to Completion;

          "TCGA" means the Taxation of Chargeable Gains Act 1992;

          "Taxation" has the meaning ascribed to it in the Tax Deed;

          "Tax Covenants" means the covenants on the part of the Vendor contained in the Tax Deed;

          "Tax Deed" means the tax covenant between the Purchaser and the Vendor in the agreed form;

          "UK" means the United Kingdom of Great Britain and Northern Ireland;

          "Trintech Share Option Scheme" means the Trintech Group plc Share Option 1997 Scheme;

          "VAT" means Value Added Tax chargeable under the VATA or under any legislation replacing the same or under any legislation which the VATA replaced and shall further mean Value Added Tax at the rate in force when the relevant supply is made and any tax of a similar nature which is introduced in substitution for or as an addition to such tax from time to time and any penalties or fines in relation thereto;

          "VATA" means the Value Added Tax Act 1994;

          "Vendor's Accountants" means Macintyre Hudson of Euro House, 1394 High Road, London, N20 9YZ;

          "Vendor's Affiliate" means an Affiliate of any Vendor but excludes the Company;

          "Vendor's Solicitors" means EMW Law of Seckloe House, 101 North 13th Street, Central Milton Keynes MK9 3NU;

          "Warranties" means the warranties set out in parts A to E of schedule
5;

          "Year 2000 Compliant" means, in relation to the Products, that neither its performance nor its functionality is or will be affected by dates prior to, during or after the year 2000, and in particular:

          (a) no value for current date causes or will cause any interruption in its operation;

          (b) no value for any date element in any data used as input by the software cause or will cause any interruption in the operation of the software, which will either correctly interpret the date element (where it is a valid date) or else detect and report it as an invalid date and continue processing accordingly;

          (c) date-based functionality behaves and will behave consistently for dates prior to, during and after year 2000 and produces and will produce correct results in accordance with the software's specifications;

          (d) in all interfaces and data storage, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

          (e) the year 2000 is and will be recognised as a leap year. In this agreement references to:

     1.2  In this agreement reference to:

          (a)  an enactment includes a reference

               (i) that enactment as amended, extended or applied by or under any other enactment before the date of this agreement;

               (ii) any enactment which that enactment re-enacts (with or without modification); and

               (iii) any subordinate legislation made before the date of this agreement underenactment, including an enactment referred to in sub-clause 1.2(a)(i) or (ii) above;

          (b)  the singular includes a reference to the plural and vice versa;

          (c) any clause, sub-clause or schedule is to a clause, sub-clause or schedule (as the case may be) of or to this agreement;

          (d)  any gender includes a reference to all other gende


          (e) persons include all forms of legal entity including individuals, companies, bodies corporate (wherever incorporated or established or carrying on business), unincorporated associations, governmental entities and partnerships and, in relation to any party who is an individual, his legal personal representative(s);

          (f) the words "including", "include" and "in particular" shall be construed as being by way of illustration only and shall not be construed as limiting the generality of any foregoing words;

          (g) documents "in the agreed form" are to documents in the form of the draft agreed between the parties to this agreement and initialled by the parties for the purposes of identification;

          (h) reference to writing or similar expressions include transmission by telecopier or electronic means;

          (i) headings are inserted for convenience only and do not effect the construction of this agreement;

     1.3 In part D of schedule 5 reference to a section only is to a section of the ICTA, reference to a schedule with a number is to a schedule of ICTA and reference to an Act followed by a Year 1s to the Finance Act of that year.

     1.4 The introduction and schedules form part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement. Accordingly, any reference to this agreement shall include the introduction and schedules.

2.   Sale and Purchase

     2.1 The Vendor with full title guarantee shall sell the number of Sale Shares set out against his name and the name of Lata Mirpuri in schedule 1 and the Purchaser shall purchase all right, title and interest in the Sale Shares with effect from Completion.

     2.2 The Sale Shares shall be sold free from all Encumbrances and together with all rights to dividends and other distributions of whatsoever nature declared after the date of this agreement in respect of the Sale Shares and all other rights and advantages belonging to or accruing on the Sale Shares as at and from that date.

     2.3 The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.   Consideration

     3.1 The consideration for the sale of the Deferred Ordinary Shares shall be the sum of $75,000 and shall be satisfied by way of cash at Completion.

     3.2 The consideration for the sale of the Share Warrants shall be the aggregate of:

          (a)  the sum of US$38,925,000 (the "Initial Consideration"); and

          (b)  the Earnout Consideration (if any).

     3.3  The Initial Consideration shall be satisfied as follows:

          (a)  as to US$6,025,000 in cash on Completi

          (b) as to US$3,900,000 in cash on Completion to be paid into the Escrow Account; and

          (c)  as to US$29,000,000 by the issue of the Consideration Shares.

     3.4 The Earnout Consideration shall be calculated and paid in accordance with the provisions of schedule 7.

     3.5 For the avoidance of doubt the Purchaser confirms that the Consideration Shares shall rank pari passu in all respects with the existing ordinary shares in the capital of the Purchaser and so far as regards any dividend declared or paid by reference to a record date falling on or after the date of the registration thereof in the register of members of the Purchaser shall rank as if they had been issued fully paid on and from the commencement of the period in respect of which such dividend is paid.

4.   Warranties and indemnity

     4.1 The Vendor represents and warrants to the Purchaser in relation to the Company in the terms set out in Schedule 5 and in the knowledge that the Purchaser is entering into this agreement in reliance upon the accuracy of each of the Warranties that (subject to the limitations contained in clause 5) the Warranties are true and accurate subject only to the exceptions Disclosed.

     4.2 If there is a breach of any of the Warranties then, in respect of each such breach and without prejudice to the right of the Purchaser to claim damages on any basis available to it or to any other right or remedy available to the Purchaser, the Vendor agree to pay to the Purchaser on demand or in circumstances where there are sufficient funds in the Escrow Account to authorise the Escrow Agent to make a payment to the Purchaser in accordance with the Escrow Agreement such sum as would put the Company into the position which (after payment of any Taxation payable in respect of the receipt of such sum) would have existed if there had been no such breach plus all Costs incurred by the Purchaser or the Company in connection with such breach of the Warranties.

     4.3 The benefit of the Warranties may be assigned in whole or in part and without restriction by the person for the time being entitled to them provided that no assignee shall be entitled to a greater sum of damages or other compensation than the sum to which the Purchaser would have been entitled had it not assigned the benefit of the Warranties.

     4.4 Each of the Warranties shall be construed as a separate and independent warranty and (save as expressly provided to the contrary in clause
5) shall not be governed, limited or restricted by reference to or inference from any other terms of this agreement, the Tax Deed or any other Warranty.

     4.5 Any payments made by the Vendor to the Purchaser in respect of claims under the Warranties or under the Tax Covenants shall so far as possible be treated by the parties as a reduction in the consideration for the Sale Shares.

     4.6 Where any of the Warranties is qualified by the expression "so far as the Vendor is aware" or any similar expression, the Vendor shall be deemed to have such additional awareness as the Vendor would have after having made all due, diligent and careful enquiry.

     4.7 The Vendor hereby agrees with the Purchaser (for itself and as trustee for the Company) to waive any right which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Company or any of its officers and employees or advisers in enabling the Vendor to give the Warranties, to prepare the Disclosure Letter and to enter into this agreement and the Tax Deed and undertakes not to make any claim in respect of such reliance.

     4.8 The rights and remedies of the Purchaser in respect of any breach of this agreement shall not be affected by any investigation made by or on behalf of the Purchaser into the affairs of the Company or actual or constructive knowledge on the part of the Purchaser or its agents or advisers or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release given by the Purchaser and except as otherwise expressly provided in this agreement in relation to the Disclosure Letter.

     4.9 The Vendor shall indemnify the Purchaser and the Company and keep indemnified the Purchaser and the Company against all Costs arising under or in respect of:

          (a) any claim against the Company or the Purchaser by any broker, finder, financial adviser or other person retained by the Vendor or the Company in connection with this agreement or the transactions effected by this agreement; or

          (b) any claim against the Company or the Purchaser arising from any breach of warranty 1, warranty 2 (a) in part A of schedule 5 insofar as such claim relates to the Sale Shares or warranty 2 (b), 2 (c) or 2(d) or 3 of Part A of schedule 5; or

          (c) any claim against the Company or the Purchaser arising from or in connection with the ownership of Sale Shares previously owned by Bathford Trust; or

          (d) any claim against the Company or the Purchaser in relation to a breach of paragraph 12 of part B of schedule 5;

          (e) any claim against the Company or the Purchaser arising from or in connection with the pension scheme established by the trust deed dated 23 January 1995 and made between Checkline Business Machines Limited and Suresh Mirpuri, Lata Mirpuri and Denton and Co Trustees Limited;

          (f) any claim that Lata Mirpuri makes against the Company or the Purchaser pursuant to her employment with the Company which was terminated on 22 August 2000;

          (g) any claims against the Company or the Purchaser in respect of any arrangements between the Vendor and Nicholas Newman whereby the Vendor directs that any of the consideration received pursuant to this agreement is paid to Nicholas Newman.

     4.10 All sums payable by the Vendor under this agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law.

     4.11 If any payment made by the Vendor in relation to a claim for breach of Warranty will be or has been subject to Taxation in the hands of the Purchaser, the Purchaser may demand in writing from the Vendor such sum (after taking into account any Taxation payable in respect of such sum) as will ensure that the Purchaser receives and retains a net sum equal to the sum which it would have received had the payment not been subject to Taxation. The Vendor shall pay any sum which is demanded pursuant to this sub-clause 4.11 within two Business Days of service of such demand.

     4.12 The Purchaser represents and warrants to the Vendor in the terms set out in schedule 10 and in the knowledge that the Vendor is entering into this agreement in reliance upon the accuracy of the warranties that the warranties are true and accurate.

5.   Limitations

     5.1 Notwithstanding any other provision of this agreement, no limitations of any kind whatsoever shall apply to any claim under this agreement or under the Tax Deed against the Vendor:

          (a) which is (or the delay in discovery of which is) the consequence of any fraud, dishonesty or deliberate concealment as determined by a court of law on the part of any of the Vendor, his agents or advisers;

          (b)  which is the result of a breach of any Warranty in part A of schedule 5;

          (c) which is a claim under clause 4.9 other than clause 4.9(d) in which event the following limitations shall apply:

               (i) for the purposes of paragraph 1.2(a) of schedule 9 the amount shall be equal to the aggregate of the following amounts:

                    (a)  the sum of $10,000,000;

                    (b) the proceeds of any sale of any of the Consideration Shares/or any American Depositary Shares into which they have been converted before the date on which the Vendor is notified of a claim under the indemnity in clause 4.9(d); and

                    (c) the market value of the Consideration Shares and any American Depository Shares into which they have been converted for which purposes the Nasdaq closing price of the Purchasers American Depositary Shares on the date of any such claim shall be used;

               (ii) the two year limitation period in paragraph 1.3 shall apply.

     5.2 The provisions of schedule 9 shall apply so as to limit the liability of the Vendor to any claim under this Agreement or under the Tax Deed.

     5.3 No term of this agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this agreement.

6.   Completion

     6.1 The sale and purchase of the Sale Shares shall be completed at the offices of the Purchaser's Irish solicitors at 2.00pm on 24 August 2000 (or at such other time or place as the parties shall agree).

     6.2  On Completion the Vendor shall deliver or cause to be delivered to the
Purchaser:

          (a) duly executed stock transfer forms in respect of the Sale Shares together with the related share certificates (such stock transfer forms to be in favour of the Purchaser or its nominees, as the Purchaser shall direct) together with such waivers, consents, or other documents as the Purchaser may require to enable it or its nominees to be registered as the holders of the Sale Shares free from all Encumbrances and other adverse rights whatsoever;

          (b) an acknowledgement from the Vendor to the Purchaser and the Company executed as a deed to the effect that save in relation to remuneration or reimbursement of expenses incurred in relation to his or her employment, there is no outstanding indebtedness owing at Completion from the Company to such Vendor or to any such Vendor's Affiliate or vice versa;

          (c) letter of resignation from James Hendry and Julian St. George as directors of the Company;

          (d) the statutory books of the Company complete and accurate up to Completion and any company seal, certificates of incorporation, certificates of incorporation on change of name and all unused share certificates of the Company and all cheque books of the Company;

          (e)  the Tax Deed duly executed by the Vendor;

          (f)  the Disclosure Letter;

          (g) revised service agreements in the agreed form between the Company and Suresh Mirpuri, Nicholas Newman duly executed by the parties;

          (h) the Escrow Agreement duly executed by the Vendor and the Vendor's Solicitors;

          (i)  the written resignation of the auditors of the Compa

          (j)  the title deeds and documents to the Properties;

          (k) letter of non-crystallisation in the agreed form executed by NatWest Bank plc.

     6.3 On Completion the Vendor shall procure the holding of a meeting of the directors of the Company at which the directors of the Company shall:

          (a) (subject to stamping) approve the transfers to the Purchaser (or its nominee(s)) of the Sale Shares;

          (b) appoint Paul Byrne, Cyril Macguire. John Macguire and Kevin Shea as additional directors of the Company;

          (c) accept the resignations referred to in sub-clauses 6.2(c) and (i) relating to the Company;

          (d) approve the documents referred to in sub-clause 6.2(g) and authorise one or more of the directors referred to in sub-clause (b) of this clause to execute the same on behalf of the Company;

          (e) cancel the existing mandates to the Company's bankers and replace them with new mandates as requested by the Purchaser; and

          (f)  pass any other resolutions reasonably requested by the Purchas

     6.4 On Completion the Purchaser shall deliver to the Vendor or to the Vendor's Solicitors (whose receipt shall be a sufficient discharge):

          (a)  a counterpart of the Tax Deed duly executed by the Purchas

          (b) a counterpart of the Escrow Agreement duly executed by the Purchaser and the Purchaser's Solicitors.

     6.5 On Completion the Purchaser shall on account of its obligations under sub-clause 3.2:

          (a) cause the sum of US$4,980,000 to be paid by electronic funds transfer to the bank account of the Vendor;

          (b) (at the direction of the Vendor) cause the sum of US$1,120,000 to be paid by electronic funds transfer to the bank account of Lata Mirpuri;

          (c) cause the sum of US$3,900,000 in cash to be paid by electronic funds transfer to the bank account of the Escrow Agent; and

          (d) allot the Consideration Shares to the Vendor (or at his direction) enter their names into the register of members of the Purchaser and issue share certificates in their names,

and payment made in accordance with this clause shall constitute a good discharge for the Purchaser of its obligations under clauses 3.2(a) and 3.2(c).

     6.6 On or as soon as practicable after Completion the Purchaser shall offer options vesting over two years and otherwise pursuant to the Trintech Share Option Scheme to each of the individuals set out in schedule 8 over such number of ordinary shares in the Purchaser as is equal to the sum set out against their name to be determined by dividing such number by twice the average Nasdaq closing price of the Purchaser's ADSs over the ten (10) trading days prior to Completion.

     6.7 On or as soon as practicable after Completion the Purchaser shall offer options vesting over four years and otherwise pursuant to the Trintech Share Option Scheme to such employees of the Company as shall be proposed by the board of directors of the Company over the equivalent of 100,000 American Depositary Shares in the Purchase.

7.   Post-Completion

     7.1 The Vendor shall and shall procure that any other necessary party shall execute and do all such documents acts and things as may be reasonably required on or subsequent to

Completion by the Purchaser for securing to or vesting in the Purchaser the legal and beneficial ownership of the Sale Shares.

     7.2  The Vendor:

          (a) irrevocably appoints the Purchaser to be his attorney to exercise in the absolute discretion of the Purchaser all rights attaching to the Sale Shares registered in his name or exercisable by him in his capacity as a member of the Company, and without prejudice to the generality of the foregoing the powers exercisable by the Purchaser shall include the power to execute, deliver and do all deeds, instruments and acts in that Vendor's name and on that Vendor's behalf in pursuance of the foregoing, and shall include the power to sub-delegate this power;

          (b) undertakes and agrees that, other than at the written request of the Purchaser, he shall not exercise any rights attaching to the Sale Shares or exercisable by that Vendor in his or her capacity as a member of the Company or appoint any other person to exercise such rights;

          (c) undertakes and agree that any dividends, securities or notices, documents or other communications which may be received after today's date by that Vendor from the Company or any third party in respect of the Sale Shares or in that Vendor's capacity as a member of the Company shall be received by that Vendor and held in trust for the Purchaser and, without prejudice to the generality of the obligations imposed by the foregoing, undertakes and agrees promptly to procure the forwarding to the Purchaser of all such benefits or communications and to account to the Purchaser for all benefits arising from the Sale Shares registered in his name and/or from that Vendor's capacity as a member of the Company;

          (d) agrees and undertakes upon written request by the Purchaser to ratify all deeds, instruments and acts exercised by the Purchaser in pursuance of this power;

          (e) agrees that in acting under this power the Purchaser may act by its secretary or any director or person acting pursuant to authority conferred by its board of directors or any director; and

          (f) declares that such power, undertaking and agreement shall cease and determine upon that Vendor ceasing to be a member of the Company, but without prejudice to any power exercised prior to such date and shall not, save as may be required by law, terminate on that Vendor's previous death, bankruptcy or mental disorder, and shall, save as aforesaid, in connection with the Sale Shares be accordingly binding upon any personal representative, trustee in bankruptcy or trustee in respect of any mental disorder.

     7.3 Each of the Vendor undertakes not to sell, offer to sell, grant an option to purchase or otherwise transfer or dispose of ("Transfer") his or her Consideration Shares during the period of 180 days from Completion. Thereafter, each Vendor shall not transfer more than:

          (a) 10% (in aggregate) of his or her Consideration Shares after 180 days of Completion but within 360 days;

          (b) 30% ( in aggregate) of his or her Consideration Shares after 360 days of Completion but within 725 days.

After the second anniversary following Completion, the Vendor shall be free to Transfer any or all of their Consideration Shares.

     7.4 The Vendor acknowledge that the Purchaser will be entitled to refuse to register any subsequent transfer of the Consideration Shares if such transfer is not made in accordance with Regulation S of the Securities Act, pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act. The Vendor acknowledge that they are aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of shares subject to the satisfaction of certain conditions, which include, among other things, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "brokers transaction" or in transactions directly with a "market maker "and the number of shares being sold during any three month period not exceeding specified limitations.

     7.5 As soon as practicable after Completion and in any event no later than 6 months following Completion, the Purchaser shall procure that a resolution is passed to change the name of the Company to Trintech UK Limited, or other such name as the Purchaser may decide.

     7.6 With a view to making available to the Vendor the benefits of certain rules and regulations of the Securities and Exchange Commission which may permit the sale of the Consideration Shares to the public without registration, the Purchaser agrees to use its best efforts to:

          (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

          (b) use its best efforts to file with the Securities and Exchange Commission in a timely manner all reports and other documents required of the Purchaser under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

          (c) so long as the Vendor owns any Consideration Shares, co-operate with the Vendor in providing information necessary to effect a sale, including furnishing to the Vendor forthwith upon request a written statement by the Purchaser as to its compliance with the reporting requirements of the Securities Act (including Rule 144 promulgated under such Act) and the Exchange Act and a copy of the most recent annual or quarterly report of the Purchaser filed with the Securities and Exchange Commission.

8.   Restrictions

     8.1 By way of further consideration of the Purchaser agreeing to purchase the Sale Shares from the Vendor, the Vendor covenants with the Purchaser that he will not whether alone or jointly with or as agent of any person or persons directly or indirectly:

          (a) for the period stated in column (a) of schedule 6 opposite his name after Completion:

               (i) take up or hold any office in or with any business which is engaged in the Restricted Business within the Restricted Area;

               (ii) take up or hold any post or position which enables or permits that Vendor to exercise whether personally or by an agent and whether on his own account or in association with or for the benefit of any other person a controlling influence over any business which is engaged in the Restricted Business within the Restricted Area;

               (iii) take up or hold any employment or consultancy with any person which is engin the Restricted Business within the Restricted Area,

which results in that Vendor being engaged in business activities which are in competition with the Restricted Business provided that the Vendor shall not be precluded from being employed or otherwise engaged by a company whose activities include the Restricted Business so long as that Vendor will not be directly or indirectly employed in, engaged in or otherwise responsible for the Restricted Business;

          (b) for the period stated in column (b) of schedule 6 opposite his name after Completion and within the Restricted Area either personally or by an agent and either on his own account or by an association with any other person or otherwise directly or indirectly engage in any capacity in any business concern (of whatever kind) which shall be in competition at Completion with the Restricted Business;

          (c) for the period stated in column (c) of schedule 6 opposite his name after Completion and within the Restricted Area either personally or by an agent and either on his own account or by or in association with any other person directly or indirectly canvass, solicit, approach or seek out or cause to be canvassed, solicited, approached or sought out or by any other means endeavour to entice away from the Company any person for orders or instructions in respect of any goods or services provided to or supplied by the Company in the course of the Restricted Business and with whom the Company has transacted at any time during the period of twelve months prior to Completion as a Customer or as a Supplier;

          (d) for the period stated in column (d) of schedule 6 opposite his name after Completion either personally or by an agent and either on his own account or for or in association with any other person directly or indirectly canvass, solicit, approach, seek out, or cause to be canvassed, solicited, approached or sought out or by any other means endeavour to entice away from the Company, or aid or assist any other person or persons in employing or otherwise retaining the services of anyone who is employed by the Company or who is a consultant to the "Company at Completion and who is at Completion employed or engaged in or about one or more of the following:

               (i)  research and developme

               (ii) sales, marketing, maintenance or distribution including establishing or maintaining relationships or dealings with Customers;

but shall not include any person performing the functions of junior administrative or secretarial staff;

          (e) for the period stated in column (e) of schedule 6 opposite his name after Completion either represent himself or hold himself out to be in any way connected with or interested in the Restricted Business of the Company.

     8.2 The Vendor shall not at any time and whether directly or indirectly use in connection with any competing business the name of CHECKLINE or any name resembling the same or capable of confusion with such name provided that the Vendor shall be entitled to use the name Checknet in relation to a non-competing business.

     8.3 The Vendor hereby acknowledges and declares that the restrictions in clauses 8.1 and 8.2 are reasonable in all the circumstances as at today's date; that such restrictions are integral to the terms on which the Purchaser has agreed to purchase the Sale Shares; and that each of such restrictions shall be construed and take effect independently of the others.

     8.4 If any breach or violation of the provisions of clauses 8.1 and 8.2 occurs, the Vendor and the Purchaser agree that damages alone are likely not to be sufficient compensation and that injunctive relief is reasonable and is likely to be essential to safeguard the interests of the Purchaser and of the Company and that injunctive relief (in addition to any other remedies afforded by a court of equity) may (subject to the discretion of the courts) be obtained. No waiver of any breach or violation shall be implied from forbearance or failure by the Purchaser to take action.

     8.5 At any time after Completion while he is acting as a director, consultant or employee of the Company in accordance with the terms of the agreements referred to in sub-clause 6.2(h), Suresh Mirpuri shall not, by virtue of such fact, be treated as committing a breach or violation of the provisions of clauses 8.1 (a) or 8.2 provided always that the periods stated in schedule 6 opposite his name should commence from the later of the date upon which he ceases to be a director, consultant or employee of the Company.

9.   Confidentiality

     9.1 The Vendor acknowledges that he has been exposed to information about the Company which is either a trade secret, confidential or commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or to the general public and which if disclosed may cause harm to the Company or the Purchaser.

     9.2 The Vendor shall keep secret and shall not at any time, for whatever reason, use communicate or reveal to any person for his own or another's benefit, any Company Confidential Information which shall have come to his knowledge prior to Completion. The Vendor shall as soon as reasonably practicable inform the Purchaser of any disclosure or use of any such information of which he becomes actually aware knowing it to be Company Confidential Information.

     9.3  The restrictions contained in sub-clause 9.2 shall not apply to:

          (a) any disclosure or use authorised in writing by the Purchaser or required in the ordinary and proper course of the particular Vendor's service agreement with the Company or in or as required law or any securities exchange, regulatory or government body; or

          (b) any information which was known to the Vendor concerned prior to the commencement of his employment or engagement by the Company or is in the public domain otherwise than as a result of a breach of this clause.

     9.4  Except:

          (a) as may be required by law or in the case of the Purchaser by any securities exchange, regulatory or government body; or

          (b) as may be required to vest the full benefit of this agreement in the Purchaser, including informing any employee, consultant, trade contact or customer connection of the Company or of the Purchaser of the change of ownership of the Company, the provisions of this agreement and all negotiations relating to this agreement are strictly confidential and no announcement or disclosure of or publicity relating to the sale and purchase hereunder and terms of this agreement shall be made by the parties to any third party (other than their professional advisers) without the written agreement of the other parties.

10.  Competition Act 1998

     10.1 The Vendor shall forthwith upon request provide to the Purchaser all such information and assistance as the Purchaser may reasonably require in connection with any application for guidance under sections 13 or 21 or for a decision under sections 14 or 22 of the Competition Act 1998 considered necessary or desirable by the Purchaser in respect of this agreement or any agreement or concerted practice of which it forms part.

     10.2 The Vendor shall forthwith give notice to the Purchaser of any notice given to it under Schedule 1, paragraph 4(2) of the Competition Act 1998 pertaining to the Company or this agreement or any agreement or concerted practice of which it forms part. The Vendor and the Purchaser shall co-operate in good faith in order to enable the Purchaser to respond fully and completely to any such notice within 10 Business Days of receipt.

11.  Notices

     11.1 Any notice or other written communication given under or in connection with this agreement may be delivered personally or sent by prepaid recorded delivery or registered post or by facsimile to the address and for the attention of the relevant party set out in sub-clause 11.2 (or such other address in England as is otherwise notified from time to time).

     11.2 The addresses of the parties for the purpose of sub-clause 11.1 are as follows:

          The Vendor:     280 Chase Side, Southgate, London N14 4PR.

          The Purchaser:  Trintech Group Plc
                          South County Business Park
                          Leopardstown, Dublin 18
                          (marked "For the attention of Paul Byrne")

     11.3 Any such notice or other written communication shall be deemed to have been served:

          (a)  if delivered personally, at the time of delive

          (b)  if posted, at the expiry of two Business Days after it was post

          (c) if posted overseas, at the expiry of five Business Days after it was posted by air mail;

          (d) if sent by facsimile message, at the time of transmission (if sent during Business Hours) or (if not sent during Business Hours) at the beginning of Business Hours next following the time of transmission in the place to which the facsimile was sent.

     11.4 In proving such service it shall be sufficient to prove that personal delivery was made, or that such notice or other written communication was properly addressed stamped and posted or in the case of a facsimile message that an activity or other report from the sender's facsimile machine can be produced in respect of the notice or other written communication showing the recipient's facsimile number and the number of pages transmitted.

12.  Miscellaneous

     12.1 Each party shall bear its own costs incurred in the negotiations leading up to and in the preparation of this agreement and of matters incidental to this agreement.

     12.2 This agreement shall so far as it remains to be performed after execution continue in full force and effect notwithstanding Completion and, in particular, the rights and remedies of the Purchaser in respect of the Warranties and/or the Tax Deed shall not be affected by Completion.

     12.3 No term or provision of this agreement shall be varied or modified by any prior subsequent statement, conduct or act of any party, except that the parties may amend this agreement but only by letter or written instrument signed by all of the parties.

     12.4 No waiver by any of the parties to this agreement of any requirements of this agreement or of any of such party's rights under this agreement shall be valid unless such waiver is in writing and signed by or on behalf of each of the parties to this agreement.

     12.5 No failure to exercise, and no delay in exercising, on the part of either party any right or remedy under this agreement shall operate as a waiver of such right or remedy nor shall any single or partial exercise of any right or remedy preclude the exercise of any other right or remedy.

     12.6 The rights and remedies conferred on the Purchaser in this agreement are cumulative and in addition to and without prejudice to all other rights and remedies available to the Purchaser.

     12.7 The headings to the clauses in this agreement and in the schedules are for ease of reference only and shall not form any part of this agreement for the purposes of construction.

     12.8 This agreement and the documents to be delivered on Completion as set out in clause 6:

          (a) set out the entire agreement and understanding between the parties in respect of the sale and purchase of the Shares; and

          (b) (in relation to such subject matter) supersede all prior discussions, understandings, undertakings, promises, conditions, covenants, undertakings and agreements between the parties and their agents (or any of them) and all prior representations, warranties and expressions of opinion by any party (or its agent) to any other party (or its agent).

     12.9 It is acknowledged and agreed that:

          (a) no party has entered into this agreement in reliance upon any representation, warranty, promise, condition, covenant, indemnity or undertaking of any other party which is not expressly set out in this agreement;

          (b) no party shall have any claim or remedy in respect of misrepresentation or breach of warranty (whether negligent or otherwise) or any untrue statement made by any other party save to the extent set out in or expressly incorporated in this agreement and each party irrevocably and unconditionally waives any right which it may have to claim damages for any misrepresentation (other than a misrepresentation contained in this agreement) or for breach of any express or implied warranties (other than a warranty set out in or expressly incorporated in this agreement), provided that this clause shall not exclude or limit any right of the Purchaser in relation to fraudulent misrepresentation or other breach of this agreement arising out of any matter referred to in clause 5.1(a).

     12.10 This agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

     12.11 If at any time any term or provision in this agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, such term or provision or part shall to that extent be deemed not to form part of this agreement, but the enforceability of the remainder of this agreement shall not be affected.

     12.12 This agreement shall be binding on and shall enure for the benefit of the personal representatives and successors of the parties.

13.  Law and Jurisdiction

     13.1 This agreement shall be governed by and construed in accordance with English law and each party to this agreement submits to the exclusive jurisdiction of the English courts.

     13.2 The Vendor and the Purchaser agree that any legal action or proceeding arising out of or in connection with this agreement may be brought in the High Court of Justice in England, and the Vendor and the Purchaser hereby irrevocably submit to the exclusive jurisdiction of such court in connection with any such legal action or proceedings.

The parties to this agreement have signed and entered into this agreement as a deed on the date and year first written above.

                                   SCHEDULE 7

                             Earn out Consideration

                                     Part A
     1.1 Within 60 days of the Earnout Consideration Accounts of the Company being approved in the manner set out in paragraph 2 below, the Purchaser shall pay to the Vendor the Earnout Consideration set out in column 3 of the table below subject to paragraphs 1.2 to 1.6 and provided the Earnout Consideration Accounts confirm that the Company has achieved the targets set out in column 2 of the tables below:

          Revenue Targets


      DATE                       PERFORMANCE TARGET         EARN OUT CONSIDERATION
-------------------------------------------------------------------------------------------
31 March 2001                     M1 - (Pounds)8.3m                 US$0.4m
-------------------------------------------------------------------------------------------
                                  M2 - (Pounds)9.7m                 US$0.8m
-------------------------------------------------------------------------------------------
                                  M3 - (Pounds)12.2m                US$0.4m
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
31 March 2002                     M1 - (Pounds)17.5m                US$0.4m
-------------------------------------------------------------------------------------------
                                  M2 - (Pounds)17.5m                US$0.8m
-------------------------------------------------------------------------------------------
                                  M3 - (Pounds)19.1m                US$0.4m
-------------------------------------------------------------------------------------------

          Profit Targets


      DATE                        PERFORMANCE TARGET         EARN OUT CONSIDERATION
-------------------------------------------------------------------------------------------
31 March 2001                     M1 - (Pounds)1.1m                 US$0.2m
-------------------------------------------------------------------------------------------
                                  M2 - (Pounds)l.9m                 US$0.5m
-------------------------------------------------------------------------------------------
                                  M3 - (Pounds)3.8m                 US$0.2m
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
31 March 2002                     M1 - (Pounds)3.8m                 US$0.2m
-------------------------------------------------------------------------------------------
                                  M2 - (Pounds)3.8m                 US$0.5m
-------------------------------------------------------------------------------------------
                                  M3 - (Pounds)5.7m                 US$0.2m
-------------------------------------------------------------------------------------------

     For the avoidance of doubt, all performance targets are cumulative so that the Vendor will be entitled to the Earnout Consideration in column 3 every time one of the performance targets in column 2 is achieved.

     The amounts set out above in respect of the Earnout Consideration shall each be reduced by such proportion as equals the proportion that the maximum aggregate payments under the Earnout Consideration Bonus Scheme bears to the sum of US $5,000,000.

     1.2 The performance of M3 targets assumes that the Purchaser delivers the following items to the Company:

          (a) an existing ISO8583 interface file for integration by the Company's development staff into the Company's range of products;

          (b) an existing Trintech Compact 9000 terminal and the existing software development kit for customisation for the target markets by the Company's development staff;

          (c) confirmation of the availability of the Purchaser's Payware e-Issuer product for resale by the Company in the UK,

collectively "the deliverables" and should the Purchaser fail to deliver the deliverables within:

               (i) 30 days of Completion, the performance targets shall be adjusted so that the performance targets for Year 1, M3 shall be the same as for Year 1, M2; and

               (ii) 100 days of Completion, the performance targets shall be adjusted so that the performance targets for Year 2, M3 shall be the same as for Year 2, M2.

     1.3 In the event that the Company fails to achieve both of the M1 profits and revenue targets in Year 1 and Year 2 and fails to achieve both of the M1 profits and revenue target in Year 1 and Year 2 then only then the Purchaser shall be entitled to a sum equal to US$390,000 (the "claw back sum") from the Vendor which may at the Purchaser's option be satisfied by way of deduction from the funds held in the Escrow Account. In the event that the Purchaser does not elect to deduct the claw back sum from the Escrow Account, the Vendor shall pay to the Purchaser the claw back sum within 60 days of notice being given by the Purchaser to the Vendor that M1 has not been achieved. For the avoidance of doubt, if the Company exceeds either M1 target in Year 1, this provision shall cease to apply.

     1.4 In the event that the Company exceeds the profit targets for M3 in Year 1 or Year 2, the Purchaser shall pay to the Vendor a sum equal to 50% of any profit in excess of the M3 (as the case may be) before tax and such sum shall be added to the Year 1 Earnout Consideration or the Year 2 Earnout Consideration, as the case may be.

     1.5 Any excess over any of the performance targets in Year 1 which is not taken into account in calculating the Year 1 Earnout Consideration shall be added to the revenue or profit in Year 2, as the case may be, following the agreement of the Earnout Consideration Accounts for Year 2 in accordance with paragraph 2 and before any payment is made pursuant to paragraph 1.7.

     1.6 Any excess over any of the performance targets in Year 2 which is not taken into account in calculating the Year 2 Earnout Consideration shall be added to the revenue or profit in Year 1, as the case may be, and the Purchaser shall procure that the Earnout Consideration Accounts for Year 1 are adjusted and delivered to the Vendor and to the Vendor's accountant for settlement in accordance with paragraph 2.

     1.7  Any such payment made pursuant to this paragraph:

          (a) shall be paid within 60 days of the relevant Earnout Consideration Accounts being approved; and

          (b) shall be satisfied by the issue of Loan Notes equal to the amount of the Year 1 Earnout Consideration and the Year 2 Earnout Consideration, as the case may be, and of any such amounts a Loan Note equal to 88.8% thereof shall be issued and delivered to the Vendor and a Loan Note equal to 11.2% thereof shall be issued and delivered as the Vendor shall direct.

2.  The Year 1 and Year 2 Earnout Consideration shall be determined as follows:

     2.1 The Purchaser shall procure that, as soon as reasonably practicable following the end of Year 1 or Year 2 (as the case may be) (and in any event within 90 days of the end of Year 1) or Year 2 (as the case may be) the draft Earnout Consideration Accounts are prepared in accordance with the general principles, accounting policies and procedures set out in part B of this schedule and delivered to the Vendor and to the Vendor's Accountants);

     2.2 The Vendor shall procure that the Vendor's Accountants shall notify the Purchaser within 30 days of receipt of such draft Earnout Consideration Accounts whether or not he accepts them for the purposes of this agreement;

     2.3 If the Vendor's Accountants notify the Purchaser that the Vendor does not accept such draft Earnout Consideration Accounts:

          (a) the Vendor shall procure that the Vendor's Accountants shall set out in detail reasons for such non-acceptance and specify the adjustments which, in their opinion, should be made to the draft Earnout Consideration Accounts in order to comply with the requirements of this agreement; and

          (b) the parties shall use all reasonable endeavours to meet and discuss the objections of the Vendor's Accountants and to reach agreement upon the adjustments (if any) required to be made to the draft Earnout Consideration Accounts.

     2.4 If the Vendor's Accountants are satisfied with the draft Earnout Consideration Accounts (either as originally submitted or after adjustments agreed between the Vendor's Accountants and the Purchaser) or if the Vendor's Accountants fails to notify the Purchaser in writing of the Vendor's non-acceptance of the draft Earnout Consideration Accounts within the 30 day period referred to in paragraph 2.2, then the draft Earnout Consideration Accounts (incorporating any agreed adjustments) shall be deemed to constitute the Earnout Consideration Accounts for the purposes of this Part A.

     2.5 If the Vendor's Accountants and the Purchaser do not reach agreement within 30 days of the Vendor's Accountants notice of non acceptance under paragraph 2.3, then the matters in dispute shall be referred, on the application of either party, for determination by an independent firm of internationally recognised chartered accountants to be agreed upon by the Vendor and the

Purchaser or, failing agreement, to be selected by the President for the time being of the Institute of Chartered Accountants in England and Wales. The following terms of reference shall apply:

          (a) the Purchaser and the Vendor's Accountants shall each promptly prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to such independent firm for determination;

          (b) in giving such determination the firm shall state what adjustments (if any) are necessary to the draft Earnout Consideration Accounts in respect of the matters in dispute in order to comply with the requirements of this agreement;

          (c) any such firm shall act as an expert (and not as an arbitrator) in making any such determination which shall be final and binding on the parties;

          (d) the expenses of any such determination by an independent firm of accountants shall be borne between the Vendor's Accountants and the Purchaser in such proportions as the firm shall in its discretion determine.

     2.6 When the Vendor's Accountants and the Purchaser reach (or pursuant to paragraph 2.4 are deemed to reach) agreement on the Earnout Consideration Accounts or the Earnout Consideration Accounts are finally determined at any stage in the procedures set out in this paragraph 2, then the Earnout Consideration Accounts as so agreed or determined shall be the Earnout Consideration Accounts for the purposes of this Part A and shall be final and binding on the parties.

     2.7 The Purchaser shall use all reasonable endeavours to ensure that the Company and all other members of the Purchaser's Group provide the Vendor and the Vendor's Accountants with such access to the employees, accounts, working papers and other financial information of the relevant company as is reasonably necessary for the purposes of determining the Year 1 and Year 2 Earnout Consideration.

3. In the event that at any time prior to 31 March 2002 the service agreement of the Vendor is terminated by the Company for any reason other than by reason of an event entitling the Company to lawfully terminate the Vendor's service agreement summarily then notwithstanding the provisions of this schedule 7, the Earnout Consideration shall be adjusted as follows:

          (a) if termination occurs at any time prior to 1 April 2001 the Year 1 Earnout Consideration shall be the aggregate of the following:

               (i)  the Relevant Proportion of the Year 1 Earnout Considerati

               (ii) the maximum amount of the Year 1 Earnout Consideration that the Vendor could have received for the period commencing on the date following the date of termination of his service agreement and ending on 31 March 2001; and

               (iii) the maximum amount of the Year 2 Earnout Considerat and such amount shall be paid following the determination of the Year 1 Earnout Consideration pursuant to paragraph 2;

          (b) if termination occurs at any time prior to 1 April 2002 the Year 2 Earnout Consideration shall be the aggregate of the following:

               (i)  the Relevant Proportion of the Year 2 Earnout Consideration;

               (ii) the maximum amount of the Year 2 Earnout Consideration that the Vendor could have received for the period commencing on the date following the date of termination of his service agreement and ending on 31 March 2002 and such amount shall be paid following the determination of the Year 2 Earnout Consideration pursuant to paragraph 2.

4. After Completion the Purchaser shall establish a bonus scheme for the benefit of certain employees of the Company (to be agreed between the Vendor and Purchaser) under which the amount of bonus payable and the time for payment shall be calculated and paid in the same manner as the calculation and payment of the Earnout Consideration provided always that the bonus shall be satisfied in cash and provided that the maximum amount payable under the scheme is $1,049,000.

5. Save with the written consent of the Vendor (such consent not to be unreasonably withheld or delayed in the event of the Vendor and the Purchaser agreeing to an appropriate adjustment to the Earnout Consideration Accounts) the Purchaser shall procure that the Company shall not petition for the liquidation of the Company or permit or procure the passing of a resolution to wind-up the Company voluntarily.

6. The Purchaser shall not, in relation to the Company, take any action with the express intention of restricting the ability of the Company to earn such level of profits and turnover which the Company might reasonably have expected to have earned in the normal and ordinary course of business as envisaged by the Business Plan.

                                    Part B


1. The following provisions shall apply for the purpose of calculating the Year 1 and Year 2 Earnout Consideration Accounts:

          (a)  no account shall be taken of extraordinary ite

          (b) capital receipts and expenditure, otherwise than from the disposal or acquisition of fixed assets (but not plant and machinery) in the ordinary course of business as carried on up to Completion shall be disregarded save that any interest earned or saved in consequence of the same shall be taken into account and calculated in accordance with paragraph 1( );

          (c) depreciation attributable to any revaluation of plant and machinery or freehold property or other capital assets made after Completion or any capital receipt or expenditure referred to in paragraph l(b) shall be disregarded;

          (d) to the extent that the Company shall be required to pay any management or administration charge or charge for goods or services or any facility to any member of the Purchaser's Group and (i) the amount of such charges exceeds the amount which the company in question would have had to pay on an open market arm's length basis or (ii) the goods or services or facility in question were not required by the company in question (or would not have been required had such company not been a subsidiary of any member of the Purchaser's Group the Earn Out Consideration Accounts shall be adjusted to eliminate such excess:

          (e) to the extent that the Company shall be required to provide goods or services or any facility to any person and the amount payable for such goods services or facilities is less than the amount that the Company would have been likely to obtain on an open arms length basis, the Earn Out Consideration Accounts shall be adjusted to eliminate such deficit or loss;

          (f) notwithstanding the actual cost of funds, interest on all borrowings including all sums loaned from any company in the Purchaser's Group (otherwise than under hire-purchase or lease agreements) shall be deemed to accrue at a yearly rate of 2 per cent. above the base rate of National Westminster Bank plc from time to time in force;

          (g) no account shall be taken of any profit or loss of any business, company or other undertaking acquired by the Company following Completion or any joint venture or profit or loss sharing arrangement entered into other than in the ordinary course of business as carried on prior to Completion or any costs and expenses borne by the Company in respect of any such business, company, undertaking, venture or arrangement;

          (h) to the extent that the Company makes payments to employees under the Earnout Bonus Scheme, the Earnout Consideration Accounts shall be adjusted to eliminate such payments and to eliminate the employer's National Insurance Contributions made in respect of such payments;

               (i) pension contributions shall be payable in accordance with the trust deeds and rules of the pension schemes referred to in the Disclosure Letter and on the bases referred to in the Disclosure Letter;

               (j) any claim under the Warranties or the Tax Deed shall, to the extent that it is paid by the Vendor, be treated in accordance with paragraph 9;

               (k) auditors' remuneration shall be disregarded, insofar as it exceeds (Pounds)30,000 exclusive of VAT, and other accountancy fees shall be disregarded in any event.

                                    Part C

                                    Set-off


1.1 If the Purchaser shall have notified the Vendor in accordance with the Sale and Purchase Agreement of any claim under clause 5 of the Sale and Purchase Agreement or the Tax Deed the Purchaser shall, subject to compliance with the provisions of this part C, have the right to set-off such amount in respect of any claim or claims so notified as shall either:

          (a) be agreed in writing by the Vendor or the Vendor's solicitors on their behalf:

          (b) be the subject of a final judgment of a court of competent jurisdiction against the Vendor in respect of that claim (for which there shall be no right of appeal or any time for the bringing of an appeal has expired without any appeal being made); or

          (c) be in the case of any claim for Taxation, the subject of a final and binding assessment of the relevant revenue authority in respect of that claim against any part of the Earnout Consideration for the Sale Shares remaining unsatisfied.

1.2 The rights of set-off set out in this part C are without prejudice to any other right or remedy which the Purchaser may have against the Vendor or any of them, whether under the terms of this agreement or otherwise, but other than as set out in this Part C, the Purchaser shall have no right to withhold the allotment of Consideration Shares, due under this agreement or claim any other form of set-off, deduction or withholding from such amounts.

1.3 Any exercise by the Purchaser of its right of set-off under paragraph 1.1 shall not operate to prevent or delay settlement of any part of the Earnout Consideration then due.

                                    Part D

                                  Definitions

     "Earnout Consideration Accounts" means the accounts prepared pursuant to paragraph 2 of this Schedule in order to determine the Year 1 Earnout Consideration or the Year 2 Earnout Consideration (as the case may be) and in accordance with the principles, policies and procedures set out in part B of this Schedule;

     "Earnout Consideration Bonus Scheme" means the bonus scheme described in paragraph 4 of Part A;

     "Purchaser's Group" means the Purchaser and any company which is a subsidiary or holding company of the Purchaser (as defined in section 736 of the Companies Act);

     "Relevant Proportion" means that proportion of the 12 month period ending 31 March 2001 or 31 March 2002 during which the Vendor was employed by the Company;

     "Year 1" means the accounting period ending 31 March 2001;

     "Year 1 Earnout Consideration" means the Year 1 Earnout Consideration calculated in accordance with part A of this Schedule;

     "Year 2" means the accounting period ending 31 March 2002;

     "Year 2 Earnout Consideration" means the Year 2 Earnout Consideration calculated in accordance with part A of this Schedule;